                                                                   EXHIBIT 10.12

                                LICENSE AGREEMENT
                                -----------------

     This License Agreement (the "Agreement") is entered into and made effective this 12th day of April, 1999, (the "Effective Date") between UNIVERSITY OF MIAMI and its School of Medicine, whose principal place of business is at 1600 N.W. 10th Avenue, Miami, Florida 33136 (hereinafter referred to as "LICENSOR") and ANTIGENICS LLC, a Delaware limited liability company, whose principal place of business is at 630 Fifth Avenue, New York, New York (hereinafter referred to as "LICENSEE").

                                   WITNESSETH

          WHEREAS, LICENSOR is the sole owner of the Inventions described and claimed in U.S. patent application serial number [
                                                       ]*; and,

          WHEREAS, LICENSOR wishes to obtain United States patents, and foreign counterparts, and to have the Inventions commercially marketed; and,

          WHEREAS, LICENSOR warrants that it possesses the right to license the aforestated patents to be obtained and the right to market the Products; and,

          WHEREAS, LICENSOR wishes the LICENSEE to obtain the subject patent and to market the Products; and,

          WHEREAS, LICENSEE desires to acquire the exclusive license in the Territory, with the right to sublicense, under the Patent Rights (as defined in Paragraph 1.3 below) for the purposes of making, having made, using, selling, importing and offering for sale the Products and practicing the Inventions disclosed and claimed in the Patent Rights;

          NOW THEREFORE, For these and other valuable considerations, the receipt of which is hereby acknowledged, the parties agree as follows:

          1.   DEFINITIONS:

          1.1 "Affiliate" shall mean any corporation or other business entity controlled by, controlling or under common control with LICENSOR or LICENSEE. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least a fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.


-------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.


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          1.2  "Sublicensee" as used in this Agreement shall mean any third party to whom LICENSEE has granted a license to make, have made, use, sell, import or offer for sale the Product under the Patent Rights, provided said third party has agreed in writing with LICENSEE to accept the conditions and restrictions agreed to by LICENSEE in Sections 6 (Indemnification), 13 (Marking and Standards) and 17 (Certificate of Insurance) of this Agreement.

          1.3 "Patent Rights" shall mean and collectively include United States patent application serial number[
                                  ]* and United States patent application serial
number [                                                                      ]*
and the inventions therein; and all applications claiming priority to any of the foregoing applications under 35 U.S.C. ss. 119(e), and all continuations, continuations-in-part, divisions and renewals of any of such applications; all foreign counterparts of the foregoing; and all United States and foreign patents which may be granted thereon, and all reissues and extensions thereof.

          1.4  "Products" shall mean and collectively include any product which:

               (a) is covered by an issued, unexpired claim or a pending claim contained in the Patent Rights;

               (b) is manufactured by using a process which is covered by an issued, unexpired claim or a pending claim contained in the Patent Rights.

          1.5 "Processes" shall mean and collectively include any process which is covered by an issued, unexpired claim or pending claim contained in the Patent Rights.

          1.6 "Net Sales" shall mean the sum of all amounts invoiced on account of sale of Products by LICENSEE and its Affiliates to non-affiliated third party purchasers of Products, if invoiced separately, (a) cash discounts to purchasers allowed in amounts customary in the trade, (b) amounts for transportation or shipping charges to purchasers, (c) credits for returns, allowances or trades, and (d) taxes and duties levied on the sale of Products, whether absorbed by Licensee or pa d by the purchaser. In the event a Product is sold in combination with another active component(s), Net Sales, for purposes of determining royalties on the combination will be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the invoiced price of the Product if sold separately, and B is the invoiced price of the other active component(s) in the combination if sold separately. If the Products and the other active component(s) in the combination are not sold separately, then royalties on the combination will be calculated by the same method, in which A is the direct cost of manufacturing the Product and B


-------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.


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is the direct cost of manufacturing the other active component(s). However, in
no case shall the calculated fraction A/(A+B) be less than [       ]*.

          1.7  "Territory" shall mean the entire world.

          1.8 "Inventions" shall mean the inventions disclosed and claimed in United States patent application serial number [

]* and U.S. patent application serial number [
                                                                      ]*.

          1.9 "Confidential Information" shall mean all information related to the Patent Rights or to the business, plans and/or technology of LICENSEE which is disclosed by one party to the other, to the extent that such information, as of the date of disclosure, is not (a) known to the receiving party; (b) disclosed in published literature; (c) generally available to industry; or (d) obtained by the receiving party from a third party without binder of secrecy, PROVIDED, HOWEVER, that such third party has no confidentiality obligations to the disclosing party or to any of its Affiliates relating to the disclosed information.

          1.10 "Net Royalties" shall mean the net royalties on all Net Sales of Products actually received by LICENSEE or its Affiliate(s), including the receipt of lump sums as advances against royalties, from non-affiliated licensees in connection with the licensing of any Patent Rights.

          2.   GRANT:

          2.1 In consideration for payment of royalties and other good and valuable consideration, LICENSOR hereby grants to LICENSEE and its Affiliates the exclusive license in the Territory with the right to grant sublicenses to others, under the Patent Rights, to make, have made, use, sell, import and offer for sale Products and to practice Processes.

          2.2 LICENSOR grants to the LICENSEE the authority to make application for Patents, in the name of the LICENSOR; all expenses of obtaining and maintaining said patents obtained and maintained by LICENSEE shall be paid by LICENSEE.

          2.3 LICENSOR retains the non-exclusive right to use the Inventions solely for its own internal, non-commercial research purposes. LICENSOR shall be permitted to transfer Products only to academic researchers at non-profit institutions pursuant to a written Material Transfer Agreement whereby the researcher and his institution agree: (a) to use the transferred Product only for the researcher's own, noncommercial research purposes and not for research


-------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.


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sponsored by a third party to whom an obligation to grant commercial rights exists, and (b) not to further transfer the Product.

          3.   TERM:

          The term of this Agreement shall be until the later of (a) 15 years from the Effective Date of this Agreement, and (b) the expiration of the last to expire of all patents within the Patent Rights.

          4.   UNITED STATES LAWS:

          4.1 This Agreement is subject to all of the terms and conditions of Public Law 96-517 as amended, and LICENSEE agrees to take all action necessary on its part as LICENSEE to enable LICENSOR to satisfy its obligation thereunder, relating to Inventions.

          4.2 It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 199), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required nor that, if required, it shall be issued.

          5.   PATENT PROTECTION AND INFRINGEMENT:

          5.1 LICENSEE, during the term of this Agreement, is responsible for the filing, payment and the prosecution of all patents and applications and maintenance fees covered by this Agreement. If LICENSEE elects not to file or prosecute such an application (except where such application is abandoned in favor of prosecuting the invention claimed therein in a related application) or maintain such patent, LICENSEE shall so notify the LICENSOR at least forty-five
(45) days in advance of the relevant deadline, in which event the LICENSOR shall have the right to file or prosecute such applications and to maintain such patent entirely at its own expense and such application or patent shall no longer be deemed included within the Patent Rights.

          5.2 Each party shall promptly notify the other party in writing of any third party claim of patent infringement of which it has received notice and which may be asserted against LICENSEE or LICENSOR, its Affiliates and any Sublicensees because of the manufacture, use, promotion and sale of Product by LICENSEE, its Affiliates or Sublicensees.

          5.3 LICENSEE will defend, indemnify and hold harmless LICENSOR, its Trustees, officers, directors, employees and its Affiliates against any and all judgments and damages arising from any and all third party claims of patent infringement which may be asserted against LICENSOR, and its Affiliates because of the manufacture, use, promotion and sale of Products by LICENSEE or its Affiliates or Sublicensees. Except as provided herein below, LICENSEE will bear all costs and expenses incurred in connection with the defense of any such claims or as a result of any settlement made or judgment rendered on the basis of such claims.


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LICENSOR shall have no further liability to LICENSEE for any loss or damages
LICENSEE may incur as a result of any invalidity of LICENSOR'S Patent Rights except where due to gross negligence or intentional misconduct of LICENSOR. LICENSEE shall defend and control negotiation of settlement of any such claim with counsel of LICENSEE'S choosing. LICENSOR agrees to cooperate fully in the defense of any such claim and may participate in the defense with counsel of LICENSOR'S choosing, such separate counsel to be at LICENSOR'S expense. LICENSEE shall have no liability to defend any such claim unless it receives written notification of such claim by LICENSOR promptly after LICENSOR has actual knowledge of such claim, is given exclusive control of the defense and settlement thereof, and is provided with all reasonable assistance in connection therewith by LICENSOR. Notwithstanding the foregoing, any such settlement that adversely affects the validity or scope of the Patent Rights will require the approval of LICENSOR, which approval will not be unreasonably withheld.

          5.4 Upon learning of any infringement of Patent Rights by third parties in any country, LICENSEE and LICENSOR will promptly inform each other, as the case may be, in writing of that fact and will supply the other with any available evidence pertaining to the infringement. LICENSEE at its own expense shall have the right but not the obligation to take whatever steps are necessary to stop the infringement at its expense and recover damages therefore, and will be entitled to retain all damages so recovered and LICENSOR will cooperate fully in connection therewith. In the event that LICENSEE elects not to take whatever steps are necessary to stop the infringement, LICENSEE will so notify LICENSOR, and upon such notification and in the event that LICENSEE is not at the time a party to a litigation involving a claim of infringement of the Patent Rights, LICENSOR shall have the right to bring suit against the infringer, and LICENSEE will cooperate fully in connection therewith. In the event that LICENSOR and LICENSEE mutually agree to bring suit, costs and expenses shall be shared equally and any recovery in excess of expenses shall be shared equally; the parties agree to cooperate fully with each other in connection therewith.

               5.4.1 ROYALTY PAYMENTS DURING ENFORCEMENT OF PATENT RIGHTS. In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigator either solely or jointly with the
          LICENSOR as provided above, LICENSEE may withhold up to[     ]* of the
          royalties otherwise thereafter due LICENSOR hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith, PROVIDED, HOWEVER that royalties due LICENSOR pursuant to Section 8.1(a) hereof shall not be
          reduced to less than [     ]* on Net Sales. Any recovery of damages by
          LICENSEE for any such suit, as provided above, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward the reimbursement of LICENSOR for any royalties past due or withheld. The balance remaining from any such recovery shall be retained


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* This portion of the Exhibit has been omitted pursuant to a Request for
Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.


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          in its entirety by LICENSEE except where as provided hereinabove,
          LICENSOR and LICENSEE have mutually brought suit.

          5.5 LICENSOR shall have no responsibility with respect to LICENSEE'S own trademarks and tradename.

          6.   INDEMNIFICATION:

          6.1 Except as provided in Paragraphs 5.4 and 5.4.1, LICENSEE agrees to release, indemnify and hold harmless the LICENSOR, its Trustees, officers, faculty, employees and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney's fees through the appellate levels) which may be brought against LICENSOR, its Trustees, officers, faculty, employees or students as a result of or arising out of any act of negligence or willful misconduct of LICENSEE, its agents, or employees relating to this Agreement, or arising out of the use, production, manufacture, sale, lease, consumption or advertisement by LICENSEE of Products. LICENSEE shall defend and control negotiation of settlement of any such claim with counsel of LICENSEE'S choosing. LICENSOR agrees to cooperate fully in the defense of any such clam and may participate in the defense with counsel of LICENSOR'S choosing, such separate counsel to e at LICENSOR'S expense. LICENSEE shall have no liability to defend any such claim unless it receives written notification of such claim by LICENSOR promptly after LICENSOR has actual knowledge of such claim, is given exclusive control of the defense and settlement thereof, and is provided with all reasonable assistance in connection therewith by LICENSOR. Notwithstanding the foregoing, any such settlement that adversely affects the validity or scope of the Patent Rights will require the approval of LICENSOR, which approval will not be unreasonably withheld.

          7.   WARRANTIES:

          EXCEPT AS EXPRESSLY SET FORTH HEREIN LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTIONS OR PRODUCTS, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTIONS OR PRODUCTS; OR THAT THE USE OF THE PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHTS, TRADEMARKS, OR OTHER RIGHTS. LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE PRODUCTS BY LICENSEE.

          The provisions of this Section shall continue beyond the termination of this Agreement.

          8.   ROYALTIES:

          8.1 In consideration of the license herein granted, LICENSEE shall pay royalties to LICENSOR as follows:


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               (a)  For the rights and privileges granted under this Agreement,
                    LICENSEE shall pay to LICENSOR a royalty of [      ]*on Net
                    Sales of Products which at the time and place of manufacture, embody or are made in accordance with one or more claims of any valid, issued, unexpired patent or pending patent application within the Patent Rights, subject to any credits permitted hereunder. Notwithstanding the foregoing, in the event that claim(s) in such pending application do not issue in a patent in the respective country within five (5) years after the filing date of such pending application in such country, LICENSEE'S obligation to pay LICENSOR such royalties on account of such claim(s) shall cease, until such time as such claim(s) issue.

               (b) SHARE OF NET ROYALTY INCOME. In the event that LICENSEE grants licenses to any non-affiliated third parties under the Patent Rights at any time during the term of this Agreement, then for each sublicense LICENSEE agrees to pay
                    LICENSOR additional royalties at the rate of [      ]* on
                    all Net Royalties collected by LICENSEE and its Affiliate(s) (including dollar equivalents in foreign funds), subject to any credits permitted hereunder.

               8.1.1 Offset Against Royalties.

               (a)  In the event that LICENSEE or its Affiliate(s) either:

                         (i) manufactures, uses, or sells a Product which contains or is combined with another product which is covered by inventions or technology duly licensed to LICENSEE by a third party, or

                         (ii) cannot manufacture or sell a particular Product
                    without infringing the patent of a third party, LICENSEE shall have tee right to negotiate with the third party for a license under the third party's patent rights; and

                    then LICENSEE shall have the right to reduce LICENSEE'S royalty payments to LICENSOR by the amount which LICENSEE is obligated to pay such third party for such patent license, PROVIDED, HOWEVER, that such reduction does not reduce the royalties to an


-------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.


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                    amount less than [      ]* the amount which would otherwise
                    be due LICENSOR pursuant to the provisions of Section 8.1 hereof.

               (b) LICENSEE shall have the right to credit its expense for the filing, prosecution and defense of applications and maintenance of patents within Patent Rights against royalties otherwise due LICENSOR pursuant to Section 8.1.

          8.2 All payments shall be made hereunder in U.S. dollars; provided however, that if the proceeds of the sales upon which such royalty payments are based are received by the LICENSEE in a foreign currency or other form that is not convertible or exportable in dollars, and the LICENSEE does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, the LICENSEE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in LICENSOR'S name in a bank designated by LICENSOR in such country. Royalties in dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the exchange rate for dollars prevailing at the close of the business day of the LICENSEE'S quarter for which royalties are being calculated as published the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

          8.3 In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulation.

          8.4 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement, the LICENSEE shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, shall fully satisfy the LICENSEE'S royalty obligations under this Agreement.

          9.   BEST EFFORTS:

          9.1 Subject to the exercise of LICENSEE'S reasonable business judgment, LICENSEE will use its best efforts to manufacture, market and sell the Products in the Territory and will exert its best efforts to create a demand for the Products.


-------------
* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 406 of the Securities Act of 1933, as amended. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities Exchange Commission.


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          9.2  LICENSEE agrees to submit reports, upon LICENSOR'S request not more than once annually following the Effective Date, as to its efforts to develop markets for the Products. Such reports shall include assurance by LICENSEE of its intent to actively develop commercial embodiments of the inventions of the Patent Rights subject to the exercise of LICENSEE'S reasonable business judgment, and a summary of its efforts in this regard.

          10.  REPORTS AND RECORDS:

          10.1 Commencing one (1) year after the first sale, the LICENSEE shall furnish to LICENSOR a report in writing specifying during the preceding calendar quarter (a) the number or amount of Products sold hereunder by LICENSEE, and/or its Affiliates or Sublicensees, (b) the total billings for all Products sold,
(c) deductions as applicable in Paragraph 1.6, (d) amount of Net Royalties collected, (e) total royalties due, and (f) names and addresses of all Sublicensees. Such reports shall be due within forty-five (45) days following the last day of each calendar quarter in each year during the term of this Agreement. Each such report shall be accompanied by payment in full of the amount due LICENSOR in United States dollars calculated in accordance with Paragraph 8.1 hereof.

          10.2 For a period of three (3) years from the date of each report pursuant to Paragraph 10.2, LICENSEE shall keep records adequate to verify each such report and accompanying payment made to LICENSOR under this Agreement, and an independent Certified Public Accountant or Accounting Firm selected by LICENSOR and acceptable to LICENSEE may have access, on reasonable notice during regular business hours, not to exceed once per year, to such records to verify such reports and payments. Such Accountant or Accounting Firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by LICENSOR unless in the event that the audit reveals an underpayment of royalty by more than ten percent (10%), in which case the cost of the audit shall be paid by LICENSEE.

          11. REPRESENTATIONS AND WARRANTIES: The following provisions relate to representations and warranties by the parties.

          11.1 BY LICENSEE. LICENSEE represents and warrants to LICENSOR as follows:

               11.1.1 CORPORATE POWER. LICENSEE has all necessary corporate power to enter into and perform its obligations under this Agreement and as taken all necessary action under the laws of the State of Delaware and its articles of organization and operating agreement to authorize the execution and consummation of this Agreement.

          11.2 BY LICENSOR. LICENSOR represents and warrants to LICENSEE as follows:

               11.2.1 CORPORATE POWER. LICENSOR has all necessary corporate power to enter into and perform its obligations under this agreement and has taken all


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          necessary corporate action under the laws of the State of Florida and its charter and by-laws to authorize the execution and consummation of this Agreement.

               11.2.2 OWNERSHIP. Subject to (a) any statutory rights of the United States Government under 35 U.S.C. Sections 200 et seq., LICENSOR acknowledges that LICENSOR either legally and/or beneficially owns and controls the entire right, title and interest in and to the Patent Rights including the right to preclude the unauthorized disclosure or use of the foregoing.

               11.2.3 NO OPTIONS. There are no outstanding options or rights in any third party to any of the Patent Rights or to acquire any rights or licenses to any of the Patent Rights.

               11.2.4 NO LITIGATION. To the best of LICENSOR'S knowledge, there is no action, suit, claim, proceeding or governmental investigation pending or threatened against LICENSOR with respect to any of the Patent Rights either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, whether United States or foreign.

          12. CONFIDENTIAL INFORMATION. The following provisions relate to restrictions on the disclosure and use of Confidential Information by the parties:

          12.1 Confidential Information shall be marked confidential, or, if disclosed orally, shall be summarized in a writing marked confidential by the disclosing party and such summary shall be given to the receiving party within thirty (30) days after oral disclosure.

          12.2 CONFIDENTIALITY. Until the later of (a) five years from the Effective Date of this Agreement, or (b) two years from the effective date of termination, LICENSEE and LICENSOR each agrees

               (a) to treat as confidential and not disclose to any third pan all Confidential Information disclosed to it by the other party; and

               (b)  not to use such Confidential Information;

                  except as authorized by this Agreement.

          12.3 RELEASE FROM RESTRICTIONS. All information which is characterized as Confidential Information shall cease to be confidential and LICENSEE and/or LICENSOR shall be released from their respective obligations under Paragraph
12.2 hereof on the date when, through no fault or omission of the party seeking such release, such information becomes (a) disclosed in published literature; or
(b) generally available to industry; or (c) obtained by the party seeking such release from a third party without binder of secrecy, PROVIDED, HOWEVER, that such third party has no confidentiality obligations to the other party.


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          12.4 CONFLICT. In the event of any conflict between this Agreement and the terms of the Confidentiality Non-Disclosure Agreement dated December 29, 1997 between the parties, the terms of this Agreement shall govern.

          13.  MARKING AND STANDARDS:

          13.1 In accordance with applicable law, LICENSEE agrees to mark and obligate Sublicensees to mark Products (or their containers or labels) sold in the United States with proper patent notice as specified under the patent laws of the United States and will also satisfy the marking standards of each foreign country in which patent protection is sought and products are sold.

          13.2 LICENSEE further agrees to maintain satisfactory standards in respect to the nature of the Products manufactured and/or sold by LICENSEE. LICENSEE agrees that all Products manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved LICENSEE agrees that similar provisions shall be included in its sublicenses under the Patent Rights.

          14.  ASSIGNMENT:

          14.1 This Agreement is not assignable by LICENSEE without the prior written consent of LICENSOR at its sole discretion, except that LICENSEE may freely assign this Agreement to an Affiliate or to a party assuming substantially all of LICENSEE's business to which Products relate. Notice to LICENSOR shall be given within thirty (30) days after such an assignment in order to allow LICENSOR to comply with its affected obligations under this Agreement.

          14.2 This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and LICENSEE.

          15.  NOTICE:

          Any notice, payment, report or other correspondence (hereinafter collectively referred to as "Correspondence") required or permitted to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such Correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such Correspondence shall be deemed to have been given when received by the party to whom such Correspondence is given, as evidenced by written and dated receipt of the receiving party.


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          All Correspondence to LICENSEE shall be addressed as follows:

                                Antigenics LLC
                                630 Fifth Avenue, Suite 2170
                                New York, NY 10111
                                Attn: Garo Armen, Chief Executive Officer

          All Correspondence to LICENSOR shall be addressed, in duplicate, as follows:

          FOR NOTICE:           University of Miami
                                School of Medicine
                                Research and Graduate Studies
                                P.O. Box 016960 (R64)
                                1600 N.W. 10th Avenue
                                Miami, Florida 33101
                                Attention: Dr. Norman H. Altman

                                Assistant Vice President
                                Business Affairs
                                327 Max Orovitz Building
                                1507 Levante Avenue
                                Coral Gables, Florida 33124-1432
                                Attention: Mr. Alan J. Fish

          FOR NOTICE AND PAYMENT:

                                Director
                                Office of Technology Transfer
                                P.O. Box 016960 (M811)
                                Miami, FL 33101
                                Attention: Dr. Gary S. Margules

Either party may change the address to which Correspondence to it is to be addressed by notification as provided herein in this paragraph.

          16.  TERMINATION:

          16.1 LICENSOR and LICENSEE shall each have the right to terminate this Agreement if the other party commits a material breach of an obligation under this Agreement or provides an intentionally false report and continues in default for more than two (2) months after receiving written notice of such default or intentionally false report. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default. If LICENSOR commits a material breach or defaults, then LICENSEE has no duty to continue the payment of royalties as set forth in
Section 8 of this Agreement.

          16.2 The license and rights granted in this Agreement have been granted on the basis of the special capability of LICENSEE to perform research and development work leading to the manufacture and marketing of the Products. Accordingly, to the extent enforceable under


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


law, LICENSEE covenants and agrees that in the event any proceedings under the Bankruptcy Act or any amendment thereto, be commenced by or against LICENSEE, and, if against LICENSEE, said proceedings shall no be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition arrangement, or plan of reorganization, or in the event LICENSEE shall be adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within ten (10) days thereafter, or if a receiver be appointed in any proceeding or action to which LICENSEE is a party with authority to exercise any of the rights or privileges granted hereunder, any such event shall be deemed to constitute a breach of this Agreement by LICENSEE, and LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall have the right to terminate this Agreement.

          16.3 LICENSEE shall have the right to terminate this Agreement in whole or in part with respect to any patent or application within Patent Rights upon sixty (60) days notice.

          16.4 Any termination of this Agreement shall be without prejudice to LICENSOR'S right to recover all amounts accruing to LICENSOR prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, LICENSEE shall retain no rights, express or implied, under the Patent Rights, nor have the right to recover any royalties paid LICENSOR hereunder. Upon termination, LICENSEE shall have the surviving right under this Agreement to dispose of Products then in its possession and to complete existing contracts for such products, so long as contracts are completed within six (6) months from the date of termination, subject to the payment of royalties to LICENSOR as provided in Section 8 hereof.

          17.  CERTIFICATE OF INSURANCE:

          17.1 LICENSEE and LICENSOR each agree to carry and keep in force, each at its expense, general liability insurance with limits not less than one million dollars ($1,000,000) per person and three million dollars ($3,000,000) aggregate to cover liability for damages on account of bodily or personal injury or for any cause. Such insurance shall not be canceled for any cause without at least thirty (30) days prior written notice to the other party. LICENSEE'S insurance shall contain an endorsement naming LICENSOR as an additional insured with respect to this Agreement. LICENSEE shall provide a certificate of insurance stating the limits of coverage. Such insurance shall be written to cover claims during the term of this Agreement. The insurance certificate shall be sent to the University of Miami, attention Mr. William Coombs, 333 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, Florida 33124-1437.

          17.2 LICENSEE shall keep in force product liability insurance with limits not less than five million dollars ($5,000,000) in the event of human subject testing of a Product. Such insurance shall not be canceled for any cause without at least thirty (30) days prior written notice to the other party LICENSEE'S insurance shall contain an endorsement naming LICENSOR as an additional insured with respect to this Agreement. LICENSEE shall provide a certificate of insurance stating the limits of coverage. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after the expiration of this Agreement. The insurance certificate shall be sent to the University of Miami, attention Mr. William Coombs, 333 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, Florida 33124-1437.

          18.  USE OF NAME:

          Except as may be required by law, LICENSEE shall not use the name of the University of Miami, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Alan J. Fish, Assistant Vice President of Business Services, 327 Max Orovitz Bldg., 1507 Levante Avenue, Coral Gables, FL 33124-1432. Except as may be required by law, LICENSOR shall not use the name of Antigenics LLC, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of the Chief Executive Officer of Antigenics LLC, 630 Fifth Avenue, Suite 2170, New York, NY 10111.

          19.  GOVERNING LAW:

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

          20.  CAPTIONS:

          The captions and Paragraph/Section headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

          21.  SEVERABILITY:

          Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

          22.  SURVIVAL:

          22.1 The provisions of Sections 5.3, 6, 7 and 12 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

          22.2 The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this Agreement.

          23.  AMENDMENT:

          No amendment or modification of the terms of this Agreement shall be binding on either party unless in a prior writing signed by an authorized officer of each party.

          24.  WAIVER:

          No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

          25.  ENTIRE AGREEMENT:

          This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supercedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

                            [SIGNATURE PAGE FOLLOWS]


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the Effective Date.

                                          ANTIGENICS LLC

Date: ____________________                By: /s/ Garo H. Armen
                                             ----------------------------------

                                          Garo H. Armen
                                          -------------------------------------
                                          Name

                                          Chairman and Chief Executive Officer
                                          -------------------------------------
                                          Title

                                          UNIVERSITY OF MIAMI

Date: 4/19/99                             By: /s/ Alan J. Fish
                                             ----------------------------------

                                          Alan J. Fish
                                          -------------------------------------
                                          Name

                                          Asst. Vice President Business Services
                                          --------------------------------------
                                          Title


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